Exhibit 10.1
THE SUN-TIMES COMPANY – MASTER SERVICES AGREEMENT
FINAL 02.26.08
This Master Services Agreement (“Agreement”) is entered into this the 26th day of February, 2008 (“Effective Date”), by and between Classifieds Plus, Inc. (hereafter referred to as “Company”) located at 6215 Sheridan Drive, Williamsville, NY 14221, and The Sun-Times Company (hereinafter, referred to as “Publisher”) located at 350 N. Orleans St., 10th Floor, Chicago, IL 60654. Company and Publisher agree that this Agreement, when executed by Company and Publisher shall constitute a binding agreement between Company and Publisher for the provision of the Services (defined below) by Company to Publisher related to the Program (defined below) in accordance with the terms and provisions of this Agreement. For purposes of this Agreement, Company and Publisher are sometimes individually hereinafter referre3d to as a “Party”, and collectively as the “Parties”.
For and in consideration of the mutual promises contained in this Agreement, Company and Publisher hereby acknowledge the following:
1. Recitals — The above referenced recitals are hereby incorporated into this Agreement.
2. Term of Agreement – The term of this Agreement (the “Term”) shall be as follows:
2.1 Pilot Term. This Agreement shall remain in effect for a period of ninety (90) days from the date of the launch of the Fox Valley Publications (“FVP”) classified ad-taking Services by Company on a pilot basis (“Pilot Term”). The success of the Pilot Term will be measured based on the performance metrics set forth in Sections 11.1.1, 11.1.2, 11.1.3, 11.1.4 and, if successful, will be the first step in the rollout of Publisher’s newspapers’ classified ad-taking being outsourced to the Company on the timeline set forth in Attachment A (“Project Timeline”). Following the completion of the Pilot Term, the Parties will assess the overall project performance based on the performance standards set forth in sections 11.1.1, 11.1.2, 11.1.3, and 11.1.4. The Parties agree that the Pilot will be determined successful if Company reaches or surpasses a goal of ninety (90%) percent or greater in meeting all of the performance standards (“Goal”). The Parties further agree that if the Goal is attained, the Agreement will without interruption enter into the Initial Term for services in accordance with the Project Timeline. Either Party may terminate this Agreement without cause and for convenience at any time during the Pilot Term and within (24) hours after the completion of the Pilot Term.. If Publisher terminates this Agreement without cause and for convenience only during the Pilot Term or within (24) hours following the Pilot Term, Publisher agrees to pay to Company an early termination fee of forty thousand dollars ($40,000) payable in US Funds within 90 days following such termination (“Early Termination Fee”).
Unless either Party terminates this Agreement pursuant to the provisions hereof, this Agreement will continue for a three (3) year term starting on the first day following the end of the Pilot Term (“Initial Term”) and will include all of the Publisher’s newspapers within the Project Timeline. Publisher shall have the right to renew this Agreement for an additional two (2) year term (“Renewal Term”) by providing Company at least one hundred and eighty (180) days written notice prior to the expiration of the Initial Term or any subsequent Renewal Terms of its intention to renew.
Either Party reserves the right to terminate this Agreement if the other Party breaches any material provision contained in this Agreement or attachment hereto (including payment obligations) and such breach is not cured within thirty (30) written days’ notice thereof.

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3. Program — The program for which Company will perform the Services on behalf of Publisher (the “Program”) is described as follows: Company will provide 24/7, 365 days a year, inbound classified ad-taking service for Publisher’s transient and commercial customers, but excluding customers on a revenue contract, and excluding web-generated ads, walk-ins and free ads, and in the business categories set forth in Attachment B as may be amended from time to time by Publisher (“Business Categories”), as well as customer service related to such ad taking. Unless specifically requested by Publisher, Company will not be responsible for any retail or non-transient contract accounts owned by outside sales reps in any Business Categories. The Business Categories may vary by Publication. Publisher may revise and amend Business Categories at any time to remove or add any business category or publication. Publisher agrees not to utilize any other non-affiliated third party who performs like services provided hereof by the Company throughout the Term(s) of this Agreement.
4. Services — The Services to be performed by Company for Publisher in connection with the Program are described in this Agreement. The Services shall be performed by Company for Publisher and in accordance with the provisions of this Agreement.
Company will take, format, review, approve as necessary, sell, facilitate payment by credit card for, and submit to Publisher, Publisher’s completed inbound classified ads (“Ads”) from transient and commercial customers, but excluding customers on a revenue contract, for the Business Categories set forth in Attachment B, and as may be set forth in the Training Manual (as defined below).
5. Rates — Company will charge Publisher a flat rate fee of   *   (   *   %) percent on the Net Sales for all Ads in all Business Categories taken by the Company and published by the Publisher (“Fee”). The Fee is based upon a minimum of   *   dollars ($   *   ) annually of classified ad business outsourced to Company, calculated by taking the Publishers classified ad business for the Business Categories outsourced to Company (“Guarantee”) for each successive twelve-month period during the Term starting with the twelve-month period ending on the first anniversary of the last day of the Ramp-Up Period (each, a “Twelve-Month Period”). The Guarantee is subject to a ramp up period of fifty (52) weeks after the launch of the first of the Publisher’s properties being outsourced to Company following the Pilot Term (the “Ramp-up Period”). If Publisher fails to meet the Guarantee in the aforesaid amount of time and following the Ramp-up Period, the Fee will be measured in each Twelve-Month Period and will then be subject to an adjustment if necessary for the Twelve-Month Period following the measured Twelve-Month Period in accordance with the fee scale in Attachment C (“Fee Scale”). Net Sales is defined as revenue minus adjustments after adjustments have been calculated (adjustments are defined as credits and billing adjustments). All Fees (i) will remain fixed for the Term, and (ii) are all inclusive, unless otherwise specifically noted herein. Company maintains the right to adjust its Fees associated with this Agreement in accordance with the Fee Scale in Attachment C.
6. Payment Terms – Company will process all Ad sales either on a pre-paid via credit card basis (with Publisher’s designated processor processing payment) or through pre-approved billing relationships for Publisher’s customers. For credit card customers: Company’s ad taking software automatically verifies credit card number, expiration date, card holders name and billing address and transmits information back to Publisher’s designated credit card processor for processing. as well as all such information but without credit card numbers to Publisher. For billing customers: Company will transcribe customers name, billing address, state, city and zip code for all billing customers and will forward to Publisher for processing. Company will prepare a monthly reconciliation of Ad sales by all payment types and will forward it with a monthly invoice to Publisher for the previous month’s transactions. Publisher will pay Company their monthly Fees net thirty (30) days from the date of invoice via wire transfer.
Company acknowledges that it is responsible for complying with data security requirements that have been established by credit card issuers or their acquiring bank, including without limitation Payment Card Industry Data Security Standards (“PCI Standards”), and represents and warrants that it is in compliance with the PCI Standards. Company represents and warrants that it will comply with other relevant requirements as may be prescribed by law.
Except in cases where federal or state law enforcement have prohibited the release of information connected to a

*	Confidential portions omitted and filed separately with the Commission.

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security breach of protected information, Company will comply with state data theft and breach notification requirements, and will notify Publisher of any actual or suspected security breach within twenty-four (24) hours after the discovery of that breach or potential breach.
7. Information and Telecommunications Technology – Company will be responsible for covering all costs incurred during call center implementation (voice and data). Costs include but are not limited to required hardware, software, services, maintenance, etc, as well as all ongoing and required maintenance and usage costs necessary for Company to perform the Services (“Standard Programming”). Any required Company infrastructure upgrades will be covered by Company. Long distance services will be paid by Publisher at a rate of $.017/minute to the Company. Company will provide Publisher no less than fifteen (15) days to test the system prior to launching the Program. IT support offered by Company specific to the integration process may be requested by Publisher at their facility. Publisher agrees to pay any necessary travel related expenses for such support.
8. Advertising Transmission — Company will process all Ads through its internal ad sales software applications or, as mutually agreed upon through the Publisher’s front end systems whereby the Publisher will provide the Company with any and all licenses as may be required to facilitate the ad taking through its front end systems. Where the Company shall use its internal ad sales software, Company will electronically export finished ads through an integration process with Publisher’s Mactive front end ad taking system free of charge. The Ad database feeds will be sent by Company to such locations and at such times designated by Publisher and in accordance with their associated deadlines. All Ads will be electronically transmitted via a secured virtual private network between Company and Publisher. Company will create Metatags (ad field requirements) in the format and type requested by Publisher. Publisher will not have direct control of system Metatags but Publisher will maintain conceptual control of Metatags and Company will honor any such conceptual requests.
Notwithstanding the Force Majeure provision in this Agreement, Company will be liable for ad transmission failures that result from reasons solely within their control and Publisher assumes liability for ad receipt failure for reasons solely within their control . Any such Company liabilities will be limited by §18 Limitation of Liability .
All changes to the pre-existing deadlines will be submitted to the Company by the Publisher at a minimum of 24 hours in advance of the required change.
The Ads will not contain any computer code: (a) designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation any software, hardware, firmware, computer system or network (sometimes referred to as “viruses” or “worms”); (b) that would disable any software, hardware or system(s) or impair in any way its operation based on the elapsing of a period of time, exceeding an authorized number of copies, or advancement to a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); (c) (without Company first receiving prior written approval from Publisher) the purpose or result of which is to act as a passive or active information collection or transmission mechanism with regard to information about or in any way related to a recipient of an email, including, without limitation, clear Graphics Interchange Formats, 1x1 pixels, web bugs, cookies or other similar devices (sometimes referred to as “spyware,” “passive collection mechanisms” or “PCMs”); (d) that would permit Company to access Publisher’s or a customer’s software, hardware or system(s); or (e) that could cause damage to a user’s computer, download a software application(s), change a user’s settings, prevent software from being uninstalled or create a series of multiple, sequential, stand-alone advertisements (including by pop-up window or pop-under window).
9. Monitoring and Quality Assurance - Company will allocate its standard quality monitoring and assurance technologies to the Program; and shall use same to ensure that its CSAs comply with the Program requirements set forth in this Agreement and with the standards set forth in the Training Manual. Publisher, at its discretion, reserves the right to perform its own monitoring and quality assurance of Company via on-site inspections and/or immediate access to recorded calls for call monitoring. Company agrees to maintain, at minimum, one (1) active workspace on-location for Publisher’s staff to utilize during on-site activities, as well as four log-ins for access to recorded calls.
Publisher and Company agree to develop agent quality monitoring forms within the first 90 days of implementation. Company will use this form to monitor and evaluate a minimum of two calls per agent per week. Company will record 100% of agent calls through an automatic call recording system, and will securely archive, in accordance with industry

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standards, all calls handled on Publisher’s behalf for a period of not less than 91 days and agrees to make all such calls available to Publisher for remote access.
Publisher and Company agree to meet or confer a minimum of one time each month for quality calibration sessions.
10. Staffing; Training and Development
     10.1. Staffing. Company will staff and manage the Program with qualified individuals it deems sufficient to perform the Services hereof. Company is responsible for hiring all staff and covering all ongoing attrition costs. All classified telephone calls will be answered by Company by a live Customer Sales Advisor (a “CSA”) in accordance with Company training and information current at the time of the call, and otherwise in accordance with the parameters and specifications, and the policies, procedures and guidelines, set forth or provided for in this Agreement and/or developed by the Parties, as updated from time to time by the Parties, and otherwise in accordance with the Parties’ policies and the guidelines. All CSAs will be supervised by a supervisor or coordinator and trained by Company.
All staff shall be legally qualified to be employed and to perform the Services in compliance with all applicable laws, including United States immigration laws. All services performed by Company, its staff or assigns are done so on an independent basis. The CSA’s will not be employees of Publisher for any purpose, including without limitation for federal or state tax purposes, and will not be eligible for any benefits available to employees of Publisher. Company will be responsible for and will indemnify Publisher and hold Publisher harmless against any claims against Publisher, its affiliates or their respective employees and agents asserted by a CSA as the result of an act or omission of another CSA (e.g., sexual harassment) or resulting from Company’s failure to fulfill its employment-related obligations to the CSA’s (e.g., paying wages, etc.).
     10.2. Training and Development. Publisher will be responsible for designating a point of contact to provide initial training to a Company representative on content related to the Services. Company will be responsible for Company’s new hire training, all ongoing training, and training to new Company employees at any point in the future. Company will be responsible for developing the content for and delivering all training including, but not limited to, a training manual (the “Training Manual”) that will incorporate all best practices for CSAs, legal compliance issues, confidentiality and Publisher-related issues, and covering all training related expenses except the Publisher’s designated point of contact’s training expenses.
Reasonably requested product or content training requests by Publisher will be submitted to Company and will be provided to all appropriate employees dedicated to its sales center within a timeframe mutually agreeable to the Parties (“Publishers Training”). Publisher will be responsible for providing Publishers Training materials at its expense. Any Publishers Training changes or additions that modify the product, content or duration of the Publishers Training will be mutually agreed to by the Parties.
Unless otherwise requested or approved by Publisher, Company will limit the size of training classes to a maximum of 25 employees per trainer per session, and when required, each employee will have access to their own computer to actively follow along throughout each training session.
Training certification is required by Company for all CSA’s and all CSA’s will be certified prior to working for Company. This includes but is not limited to; newspaper specific training, system training, sales training and minimum standards certification. Company will track and report all training delivered to employees. Publisher may observe the delivery of any of the Publishers training provided by Company upon reasonable notice to Company. Company will maintain a training history and skills inventory including assessment scores, attendance, and competencies.
All training will be at Company’s expense.
     10.3. CSA Profile. The following are the minimum hiring requirements for CSAs:

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          10.3.1. Education – Each CSA must have a high school diploma or GED equivalent.
          10.3.2. Language Skills – Each CSA must have average oral and written English communication skills.
          10.3.3. Reasoning Ability – Each CSA must be able to proactively address and solve customer complaints and concerns.
          10.3.4. Skill and Knowledge – Each CSA must possess excellent customer service (prior experience helpful) and organizational skills. Each CSA must be able to work independently and be able to adjust to new situations and changing priorities.
          10.3.5. Background Check – Each CSA must pass a Company background check.
11. PROJECT SCOPE:
     11.1. Performance Targets – The Performance Targets that Company shall meet in providing the Services for the Program are described hereto and incorporated herein. All Performance Targets will be measured and reported in accordance with the Publisher’s regular hours of operations Monday-Friday. If the Parties desire to amend or modify same, such amendment or modification shall be memorialized in a written amendment that when executed by the Parties shall be incorporated into the Agreement. The following performance targets will be measured on a daily basis.
     11.1.1. Inbound Service Level — This performance target defines the average time in seconds until an ad queue call is answered. It is calculated as a daily average of the total ad queue calls handled divided by the total hold time before answer.
During the Pilot Term and during the ramp-up period of a Publication but only for the Publication subject to the ramp-up: Company performance target for answering Publisher ad calls is       *       %      of calls answered within      *       seconds. Of the remaining       *       % of calls,       *       % will be answered within         *        additional       *       .
Except as specifically set forth above, Company performance target for answering Publisher ad calls is       *       % of calls answered within       *       seconds. Of the remaining       *      % of calls,       *      % will be answered within      *      .
     11.1.2. Call Abandonment — This performance target is defined as the total number of ad queue calls abandoned. Company performance target for abandonment is not to exceed     *     percent (       *       %) of all ad calls received.
     11.1.3. Credits – Company will maintain an error rate (“Error Rate”) of not greater than     *    percent (      *       %) on monthly gross sales and measured on a monthly basis. This is defined as the total dollar amount of credits divided by total Ad revenue. This Performance Standard will be subject to a 90-day ramp up period per Publication with an error rate of not greater than       *      (       *      %) percent during this 90-day period. Gross sales are defined as the total amount that is charged to the customer. Company will adhere to the Publisher’s credit policy and procedures for adjustments. Company and Publisher will investigate all credits in excess of $100.00 and will mutually investigate where the deficiency occurred. If fault is determined to be caused by Company’s error or omissions, Company will not be entitled to their Fee on that particular Ad.
     11.1.4. Ad Sales Close Ratio — This service level defines the number of Ads taken as a percentage of the number of Ad calls handled. Company service level for Ad sales close ratio is a minimum of       *

*	Confidential portions omitted and filed separately with the Commission.

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percent (       *      %) of all Ad calls received per day. Company will measure sales close performance against this metric on a daily basis and report it to Publisher as set forth below.
          11.1.5. Performance Reports – Company will provide Publisher with weekly, monthly, quarterly and annual Performance and Service Level Reports on all metrics defined under the Program Scope.
Publisher will receive the following reports at no cost on the specified basis by paper, by Publication and in the aggregate for all Publications. Company also agrees to provide all of the following reports no less than weekly within twelve (12) months from the execution of this Agreement.
Cross –selling between publications — monthly
Adjustments — monthly
Revenue per Order — monthly
Revenue by Category — monthly
Ad Sales Closing Ratio — monthly
Average Time to Answer Calls — monthly
Call Abandonment – weekly and monthly
Call Monitoring– monthly
Ad Frequency Conversion – weekly and monthly/Currently does not exist. Company and Publisher will work toward creating this custom report.
ACD Calls per Hour – weekly and monthly
Ads per Hour – weekly and monthly
Up-sells — monthly. Currently does not exist. Company and Publisher will work toward creating this custom report.
Company will provide Publisher weekly reports within 3-business days following the completed week and within 5-business days following the completed month. The Company is free to create and the Publisher is free to accept additional reports as may be generated from time to time. Publisher has ability to request custom reports. Custom report rates will be agreed upon prior to report development. Company’s average report development fee will be $100 per hour.
     11.1.6. Deficiency in Meeting Standards –The Parties agree that in the event any of the standards set forth in any of sections 11.1.1, 11.1.2, 11.1.3, and 11.1.4 are not met in any month (calculated as an average for each of the days of this month) for any Publication, the Company will have 30-days to cure such deficiency or be subject to a Fee reduction of       *       percent for the following 30 days. The STNG publications subject to the 90-day ramp up period at the time of the assessment of the standards will not be included in the calculation of standards for purposes of this section. This Fee reduction shall be in addition to any other remedies that Publisher may have and not in lieu thereof.
     11.1.7 Continuous Improvement — Three (3) months from the Effective Date of the Initial Term and at least every four (4) months thereafter, during the quarterly business audits, Company and Publisher will jointly review the performance metrics for any improved usefulness, functionality or performance associated with industry and commercial advances in the technology and methods used by Company or its peers and competitors to perform services similar to the Services. Company and Publisher acknowledge that they expect the performance metrics to improve throughout the term of the Program. Throughout the term and when known to the Company, the Company shall, on a non-confidential and continuous basis, identify and notify Publisher of new methods of improving the performance metrics, and identify, apply and notify Publisher of proven techniques and tools from other installations within its operations that would benefit Publisher either operationally or financially.
12. Intellectual Property – Except as specifically provided herein, all Software or other materials, including, but not limited to, documentation, reports, data and training materials, that are developed by Company will remain the

*	Confidential portions omitted and filed separately with the Commission.

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property of the Company. All software or other materials, including, but not limited to documentation, reports, data, the Publishers Training Manual and training materials, that are developed by Publisher, or for Publisher as agreed to and defined in writing by Company and Publisher , will remain the property of the Publisher. All materials jointly created and approved by the parties will be identified and can be permanently maintained by the Publisher.
13. Confidentiality –
     13.1. Either Party may desire, from time to time during the Term, to disclose to the other valuable and confidential information. This will include, without limitation, the disclosure to Company of personal information respecting customers of Publisher (such as credit card information, email addresses, etc.) and Company’s processes, rates or other such business information. The recipient agrees not to use for its own purposes, nor to disclose such confidential information to others and to use the same degree of care to safeguard such confidential information as a reasonably prudent person would use to safeguard its own confidential information of like importance. The recipient of any confidential information agrees to use all such confidential information only for the purposes expressly authorized by this Agreement or as may be otherwise expressly authorized in writing by the disclosing Party. The presumption shall be that all information which is disclosed by either Party during the Term is confidential information but that presumption can be rebutted by a showing that such information was at the time of disclosure to recipient either:
i.	Publicly available through no fault of the recipient or;

ii.	Already in the rightful possession of the recipient from a source other than the disclosing Party; or;

iii.	In the case of Publisher’s information, was authorized by Publisher for disclosure to callers in connection with the Services.
     13.2. Each Party agrees that it will limit access to confidential information of the other to those of its employees or agents who have a need to know for purposes relating to this Agreement.
     13.3. The Parties acknowledge and agree that the nature of information to be disclosed by Company for the purposes of responding to caller’s inquiries will not include confidential information, including any information relating to Publisher internal communications, the compensation of Publisher officers and employees, investments in or by Publisher, Publisher’s financial condition or the like. All calls requesting such information will be referred to Publisher in accordance with its instructions.
     13.4. All information disclosed by one Party to the other, whether it is confidential or otherwise, will, as between the Parties, remain the sole property of the disclosing Party and the recipient shall acquire no right or interest therein.
     13.5. Neither Party shall have any liability to the other hereunder for disclosures made pursuant to subpoena or court order, provided that the receiving Party has notified the non-receiving Party of any such demands for disclosure prior to disclosing such information to provide the non-receiving Party an opportunity to challenge such demand.
     13.6. In connection with Company being exposed to or processing personal information about customers of Publisher which is held in a form capable of being automatically processed (for example, on a computer) or in a structured manual filing system on behalf of Publisher, Company shall: (i) process such personal data only pursuant to the written instructions of Publisher; (ii) implement appropriate technical and organizational measures designed to protect such personal data from and against any accidental or unlawful destruction or any accidental loss, alteration, unauthorized disclosure, use or access, including, but not limited to, in connection with any transmission of such personal data over a public or private network, and from and against all other unlawful forms of processing, access, use and disclosure; (iii) process such personal data fairly and lawfully; (iv) not use or further disclose such personal data to any person except as required or permitted hereunder or with the prior written consent of Publisher; (v) provide full cooperation and assistance to Publisher in allowing data subjects to have access to such personal data and to ensure that such personal data are deleted or corrected if they are incorrect (or, if Publisher does not agree that they are

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incorrect, to have recorded the fact that the data subject considers such personal data to be incorrect); and (vi) not process such personal data except to the extent reasonably necessary for performance of this Agreement.
     13.7. Company will provide the strictest commercially reasonable levels of security for all services by Company and networks being utilized by Company and Company will use all commercially reasonable efforts to institute such additional or improved security procedures as are necessary to protect the confidentiality and integrity of, and limit access to, customer data on Company’s networks. In any event, Company shall provide all services utilizing security technologies and techniques and in accordance with industry best practices and Publisher’s security policies, procedures and requirements, including those relating to the prevention and detection of fraud or other inappropriate use or access of systems and networks. Without limiting the generality of the foregoing, Company shall implement and/or use network management and maintenance applications and tools and appropriate fraud prevention and detection and encryption technologies. In addition, Company, as part of the Services, shall conduct a continuous security program (the “Security Program”) that shall enable Publisher to (at Publisher’s cost): (a) conduct periodic risk assessments to identify the specific threats and vulnerabilities of Publisher due to the Services; and (b) monitor and test the Security Program to ensure its effectiveness. Company shall review and adjust the Security Program in light of any assessed risks. In no event shall Company’s actions or inaction result in any situation that is less secure than the security Company then provides for its own systems and data.
     13.8. Except in cases where federal or state law enforcement have prohibited the release of information connected to a security breach of protected information, Company will comply with applicable data theft and breach notification requirements, and notify Company of any actual or suspected security breach within twenty-four (24) hours after the discovery of that breach or potential breach.
     13.9. The terms of this Section shall survive the termination of this Agreement for any reason.
14. Access, Information, Audit – Publisher may at any time designate a reasonable number of production and internal and/or external audit representatives to visit Company’s facility to observe, monitor and review quality, production, scheduling and other matters relating to the Program and the Services and to Company’s performance under this Agreement, and to audit and document processes relating to the Program and the Services and to Company’s performance under this Agreement. Such Publisher representatives shall, upon reasonable notice and without substantive interruption of operations, be permitted by Company to enter the premises during normal business hours and Company shall cooperate with such representatives and provide them on request with access to, and all reasonable information with respect to the Services provided to the Publisher.
15. Transition Assistance – In the case of termination of this Agreement for any reason (or the suspension of Company’s performance due to Force Majeure), Company will (on a time and materials basis at then published rates) provide transition assistance to Publisher and any third party requested by Publisher during a reasonable period as is necessary to transition services to another service provider so as to enable Publisher to move the services to such third party (whether temporarily or permanently) in a commercially efficient and seamless manner.
16. Warranty – Company represents and warrants that it has the right to enter into this Agreement and to perform the Services described herein this Agreement. Company further represents that it has the expertise to perform the Services and that the provision of such Services, will not be in violation of any laws rules, regulations and/or orders.
17. Indemnification – The provisions of this Section shall survive termination of this Agreement.
17.1. Company Obligation to Indemnify – Company shall indemnify and defend Publisher and its parents, subsidiaries, affiliates, directors, officers, employees, representatives, agents, successors and assigns (each a “Publisher Party”) against all obligations, liabilities, damages, penalties, losses, liens claims, demands, causes of action, judgments settlements, costs and expenses (including court costs and attorneys’ fees) (collectively. “Claims”), including, but not limited to, Claims by Company employees and Claims for harm, infringement, injury or death to person and damage to property, incurred by, or imposed or asserted against a Publisher Party, when any such Claim arises from or in connection with any of the following matters: (1) Company breach of this Agreement; (2) any violation by Company of applicable laws including but not limited to laws applicable to the Ads taken by Company hereunder, and laws concerning personal privacy and data privacy, (3) any employment related suits and/or claims

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filed by Company employees and/or prospective employees, (4) any action taken by Publisher at the request of or upon the instructions of Company, (5) infringement of a third party’s copyright, trademark, patent, technology or any other intellectual property rights, and (6) any script or other written or oral presentation or any advertising or support materials furnished by Company for use hereunder.
17.2 Publisher Obligation to Indemnify – Publisher shall indemnify and defend Company and its parents, subsidiaries, affiliates. directors, officers, employees, representatives, agents, successors and assigns (each, a “Company Party”) against all Claims, including, but not limited to, Claims by Publisher employees and Claims for harm, injury or death to person and damage to property, incurred by, or imposed or asserted against, a Company Party by a third party when any such Claim arises from or in connection with any of the following matters: (1) Publisher breach of this Agreement, (2) any representation or warranty made by Publisher to its customers, whether via its website or any other medium, (3) any violation by Publisher of applicable laws concerning personal privacy and data privacy, (4) any script or other written or oral presentation or any advertising or support materials furnished by Publisher for use hereunder by Company, and (5) any action taken by Company at the written request of or upon the written instructions of Publisher.
18. Limitation of Liability — EXCEPT FOR LIABILITY EXPRESSLY DESCRIBED UNDER §11.1.6 (DEFICIENCY IN MEETING STANDARDS), §17 (INDEMNIFICATION), OR FOR BREACH OF §13 (CONFIDENTIALITY), NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHER THEORY FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. THE ENTIRE LIABILITY FOR BREACH OF THIS AGREEMENT AND ANY LIABILITY HEREUNDER SHALL NOT EXCEED THE AMOUNT PUBLISHER HAS PAID COMPANY DURING THE PREVIOUS SIX MONTHS OF THIS AGREEMENT. THE PARTIES AGREE THAT THE LIMITATIONS IN THIS SECTION ARE A BARGAINED FOR EXCHANGE RELATING TO THE FEES TO BE PAID FOR THE PARTIES’ RIGHTS AND OBLIGATIONS WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS LIMITATION OF LIABILITY SECTION SHALL NOT APPLY TO DAMAGES ARISING OUT OF ANY CLAIMS, INCLUDING CLAIMS BY THIRD PARTIES, THAT EITHER PARTY HAS INFRINGED ANY INTELLECTUAL PROPERTY RIGHTS. The provisions of this §18 Limitation of Liability shall survive termination of this Agreement and any agreement formed herewith.
19. Force Majeure — A Party whose performance is prevented, restricted, or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such Party provides the other Party with prompt written notice describing the Force Majeure condition and takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed. Notwithstanding the above, Publisher shall have the right to terminate this Agreement immediately if such Force Majeure condition continues for more than thirty 30 days. For purposes of this Agreement, Force Majeure shall mean an event or occurrence beyond the reasonable control of such Party including, but not limited to, fire, severe weather or storms, floods, earthquakes or other natural disasters, nuclear or other civil or military emergencies.
20. Dispute Resolution — In the case of any disputes under this Agreement, the parties shall first attempt in good faith to resolve their dispute informally, or by means of commercial mediation, without the necessity of a formal proceeding.
Arbitration of Disputes — Any controversy or dispute arising out of or relating to this Agreement, or the breach thereof, which cannot otherwise be resolved as provided above shall be resolved by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of a single arbitrator mutually agreed by the parties, or in the absence of such agreement within thirty (30) calendar days from the first referral of the dispute to the AAA, designated by the AAA. The place of arbitration shall be Erie County, NY, U.S.A., unless the parties shall have agreed to another location

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within fifteen (15) calendar days from the first referral of the dispute to the AAA. The arbitral award shall be final and binding. The parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration, (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, and (iv) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law.
21. Notices – All notices, requests, demands and other communications required or permitted to be given or delivered under or by reason of the provisions of this Agreement shall (unless otherwise specifically provided herein) be in writing (which shall include notice by telecopy or like transmission), and shall be deemed given upon actual receipt (or refusal of such receipt) and may be sent by personal delivery, facsimile transmission, overnight Federal Express or similar bonded, overnight courier service or certified first-class mail, return receipt requested, to the Parties at the addresses and facsimile numbers set forth below (or such other addresses and facsimile numbers as a Party may have specified by notice given to the other parties hereto pursuant to this provision). In the event of any notice to be sent to Company a copy of such notice should be sent to Classifieds Plus, Inc. located at 6215 Sheridan Drive, Williamsville, NY 14221 and Attn: Chief Operating Officer. In the event of any notice to be sent to Publisher, a copy of such notice should be sent to The Sun-Times Company located at 350 N. Orleans St., 10th Floor, Chicago, IL 60654 and Attn: Chief Operating Officer.
22. Assignment – No right, obligation or interest in this Agreement shall be assigned by either Party, whether by action of law or otherwise; provided, however, that (a) either Party will assign all of its rights and obligations under this Agreement to any party that succeeds to substantially all of its assets whether through merger, buy-out or otherwise and will require that the successor/purchaser assume all obligations of this Agreement; and (b) if any of Publisher’s subsidiaries or publications are sold, transferred or otherwise acquired by another party, Publisher may transfer all of its rights and obligations under this Agreement as they relate to the purchased or transferred publication or publications and the classified ad-taking business serviced by Company associated with such purchased or transferred publication or publications will continue to be included as Publisher’s business for the calculation of the Guarantee and for the amount of the Fee provided that Company continues to provide its services for the transferred publication or publications. If any of Publisher’s subsidiaries or publications are sold, transferred or otherwise acquired by another party, Publisher and Company will cooperate to determine which information regarding sales, payment and other pertinent information should be disclosed to the parties involved for the determination of Guarantees and the amount of the Fee.
23. Severability – If any provision of this Agreement, or portion thereof, shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
24. Relationship of the Parties – The Parties agree that they are independent contractors and that this Agreement and relations between Company and Publisher hereby established do not constitute a joint venture, agency or contract of employment between them, or any other similar relationship. Neither Party has the right or authority to assume or create any obligation or responsibility on behalf of the other.
25. Waiver – No failure or delay in exercising any right hereunder will operate as a waiver thereof, or will any partial exercise of any right or power hereunder preclude further exercise. Any waivers or amendments shall be effective only if made in writing and signed by an authorized representative of the Parties hereto.
26. Governing Law – This Agreement shall be construed, and the legal relations between the Parties hereto shall be determined, in accordance with the laws of the State of New York, without regard to its conflict of law rules.

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27. Entire Agreement – This Agreement, including any attachments or exhibits hereto, covers the entire agreement and understanding of the Parties relating to the subject matter hereof. This Agreement, as of its effective date, cancels and supersedes all other agreements, express or implied, in writing or otherwise, between Publisher and Company pertaining to such subject matter (other than such pre-Agreement confidentiality agreements and undertakings as either Party hereto, its employees or representatives, may have entered into or delivered).
28. Insurance – Company shall maintain the following minimum insurance coverages: (i) Worker’s Compensation — Statutory; (ii) Employer’s Liability — $1,000,000 each occurrence; (iii) Comprehensive General Liability, including contractual liability coverage (Bodily Injury and Property Damage) — $5,000,000 each occurrence. Company will furnish Publisher certificates confirming such coverage thereon.
29. Successors & Assigns – This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns.
30. Injunctive Relief – Company acknowledges and agrees that Publisher is significantly reducing its classified ad-taking network in reliance on Company’s promises to ad-taking services on the terms and subject to the conditions set forth in this Agreement. Company therefore agrees that Publisher, in addition to any other rights and remedies Publisher may have at law or in equity, shall be entitled to seek an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining Company from committing or continuing any breach of its obligations contained herein.
31. MISCELLANEOUS CONDITIONS –
Company will provide written proof of financial stability within sixty (60) days of year-end.
Publisher agrees to advertise and regularly promote the availability of the 24-hour classified advertising order taking services in print and online and without cost to the Company. Advertising and promotion is at the Publisher’s discretion and in accordance with the Publisher’s space availability.
Company may, with Publisher’s prior written approval, issue a press release concerning the business relationship with Publisher set out in this Agreement. Publisher agrees not to unreasonably withhold permission.
This Agreement formed herewith may not be changed orally, but only in writing signed by the Parties. No waiver of any provision of this Agreement shall be effective unless acknowledged in writing by a duly authorized representative of the Party making the waiver.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by signing below.
Accepted by:

The Sun-Times Company		Classifieds Plus, Inc.

Signature	/s/ Cyrus F. Freidheim, Jr.	Signature	/s/ Donald M. Liddle

Print	Cyrus F. Freidheim, Jr.	Print:	Donald Liddle

Title	President	Title:	Chief Operating Officer

Date	February 26, 2008	Date	February 26, 2008

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Attachment A
Project Timeline
This Attachment A summarizes the Project Timeline for the rollout of the STNG properties for Total Outsourcing to Company on the proposed implementation timetable for services, commencing with the launch of the Pilot Term and in successive weeks. This Project Timeline is a good faith estimate defining the timeline for the rollout. Both Parties will use all reasonable efforts to meet the Project Timeline. Any unexpected delays by either Party in meeting the Project Timeline will be reviewed and discussed between the Parties for resolution.
Phase I      Fox Valley Publishing Estimated eight week (8) implementation plan representing 100% of all classified ad taking business associated with all Business Categories as defined in Attachment B outsourced to Company by Fox Valley Publishing
Phase II      Chicago Sun Times            Estimated eight (8) week implementation plan commencing with the completion of the Pilot Term representing 100% of all classified ad taking business associated with all Business Categories as defined in Attachment B outsourced to Company by Chicago Sun-Times.
Phase III      Midwest Suburban Publishing           Estimated eight (8) week implementation plan commencing with the completion of Phase II of this Agreement representing 100% of all classified ad taking business associated with all Business Categories as defined in Attachment B outsourced to Company by Midwest Suburban Publishing.
Phase IV      Pioneer Press           Estimated eight (8) week implementation plan commencing with the completion of Phase III of this Agreement representing 100% of all classified ad taking business associated with all Business Categories as defined in Attachment B outsourced to Company by Pioneer Press.
Phase V      Post Tribune           Estimated eight (8) week implementation plan commencing with the completion of Phase IV of this Agreement representing 100% of all classified ad taking business associated with all Business Categories as defined in Attachment B outsourced to Company by Post Tribune.

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Attachment B
Business Categories
As of the date of this Agreement, and as set forth herein, Company will provide Services for Publisher’s transient and commercial customers (excluding customers on a revenue contract) in the following Business Categories (but excluding web generated ads, walk-ins and free ads):
ANNOUNCEMENTS-excluding Happy Ads and Holiday Greetings
MERCHANDISE
AUTOMOTIVE
GARAGE SALES
OBITS/DEATH NOTICES
REAL ESTATE
RECREATIONAL VEHICLES
FINANCIALS
RECRUITMENT
RENTALS

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Attachment C
Fee Scale
In accordance with the terms and conditions of §5 (Rates) of this Agreement, the Fee will be as follows based on the classified ad taking business outsourced to Company measured for each Twelve-Month Period (“Amount”):

Amount of	*	dollars ($ * ) and greater: flat Fee of *				%
Amount from	$ *	to	$ *	: flat Fee of	*	%
Amount from	$ *	to	$ *	: flat Fee of	*	%
Amount from	$ *	to	$ *	: flat Fee of	*	%

*	Confidential portions omitted and filed separately with the Commission.

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